UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Charles H. Saunders
   Solid Square East Tower 20/21F
580 Horikawa-sho
Saiwai-ku, Kawasaki
   , Kanagawa 210
2. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   6/2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President, Dell Computer K.K.
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |6/19/ |M   | |49800             |A  |$9.26      |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock               |6/19/ |S   | |49800             |D  |$49.50     |423462 1           |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |1220               |I     |Employer 401(k) Plan       |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Nonqualified Stock Opt|$6.040  |     |    | |           |   |2    |5/19/|Common Stock|       |       |640000      |D  |            |
ions                  |        |     |    | |           |   |     |07   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$9.26   |6/19/|M   | |49800      |D  |3    |7/18/|Common Stock|49800  |N/A    |96000       |D  |            |
ions                  |        | 2000|    | |           |   |     |07   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$12.738 |     |    | |           |   |4    |3/20/|Common Stock|       |       |72068       |D  |            |
ions                  |        |     |    | |           |   |     |08   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$28.899 |     |    | |           |   |5    |7/17/|Common Stock|       |       |69220       |D  |            |
ions                  |        |     |    | |           |   |     |08   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$30.43  |     |    | |           |   |6    |3/26/|Common Stock|       |       |55641       |D  |            |
ions                  |        |     |    | |           |   |     |09   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$44.6875|     |    | |           |   |7    |9/23/|Common Stock|       |       |67135       |D  |            |
ions                  |        |     |    | |           |   |     |09   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Represents 3,462 shares held free of restrictions and 420,000 shares of restricted stock scheduled to vest according to the following schedule: 196, 000 shares on 8/19/00, and 112,000 shares on 5/19 of 2001 and 2002.
2. Exercisable in accordance with the following schedule: 384,000 shares on 8/19/00 and 128,000 shares on 5/19 of 2001 and 2002.
3. Exercisable in accordance with the following schedule: 32,000 shares on 7/18 of each year from 2000 through 2002.
4. Currently exercisable.
5. Exercisable in accordance with the following schedule: 13,844 shares on 7/17 of each year from 2002 through 2006.
6. Exercisable according to the following schedule: 13,910 shares on 3/26/00 and 3/26/01 and 27,821 shares on 3/26/02.
7. Exercisable according to the following schedule: 13,427 shares on 9/23 of each year from 2000 through 2004.